                                                                   EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

            COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES

                                                             THIRD QUARTER              FIRST NINE MONTHS
(Dollars in millions)                                     2001          2000          2001            2000
                                                          -----        ------        -------         ------

Earnings before income taxes                              $  33        $  145        $  (155)        $  375
Add:
    Interest expense                                         38            38            113            105
    Appropriate portion of rental expense (1)                 7             6             21             17
    Amortization of capitalized interest                      4             3             11              8
                                                          -----        ------        -------         ------
Earnings as adjusted                                      $  82        $  192        $   (10)        $  505
                                                          =====        ======        =======         ======

Fixed charges:
    Interest expense                                      $  38        $   38        $   113         $  105
    Appropriate portion of rental expense (1)                 7             6             21             17
    Capitalized interest                                      1            --              4              3
                                                          -----        ------        -------         ------
Total fixed charges                                       $  46        $   44        $   138         $  125
                                                          =====        ======        =======         ======

Ratio of earnings to fixed charges                         1.8x          4.4x            (A)           4.0x
                                                          =====        ======        =======         ======

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(1)  For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

(A) Due to the net loss reported for the first nine months 2001, the coverage ratio was less than 1x. To achieve a coverage ratio of 1x, additional pre-tax earnings of $148 million would be required for the first nine months 2001. Before nonrecurring items, the ratio of earnings to fixed charges was 2.5x for the third quarter 2001 and 2.4x for the first nine months 2001.


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